Exhibit 99.1

SOLID POWER REPORTS SECOND QUARTER 2024 RESULTS

LOUISVILLE, Colo., August 6, 2024 – Solid Power, Inc. (Nasdaq: SLDP), a leading developer of solid-state battery technology, today announced its operational and financial results for the second quarter of 2024.

Recent Business Highlights

•	Received positive feedback from increased electrolyte sampling and made shipments to potential customers

•	Completed the first milestone on our R&D License Agreement and made significant progress on deliverables under the Line Installation Agreement with SK On

•	Continued advancements in A-2 sample cell designs and execution on agreements with partners

“In the second quarter we made meaningful progress on our strategic milestones outlined at the beginning of the year. Electrolyte sampling is increasing with potential customers, and we continue to receive positive feedback,” said John Van Scoter, President and Chief Executive Officer of Solid Power. “We are on track for the second half of the year in terms of our technology, materials development and partner agreements, and we have a strong balance sheet with which to execute our strategy.”

Second Quarter 2024 Financial Highlights

Solid Power delivered $5.1 million in revenue during the second quarter of 2024, an increase of $0.2 million compared to the second quarter of 2023. First half 2024 revenue was $11.0 million, an increase of $2.3 million compared to the first half of 2023.

Second quarter and first half 2024 operating expenses were higher than the same periods in 2023, driven by increased production costs and labor associated with cell and electrolyte development, scaling of operations, and execution under joint development agreements and other collaborative arrangements. Second quarter 2024 operating loss was $26.9 million and net loss was $22.3 million, or $0.13 per share. First half 2024 operating loss was $52.7 million and net loss was $43.5 million, or $0.24 per share.

Balance Sheet and Liquidity

Solid Power’s liquidity position remains strong. Total liquidity as of June 30, 2024, was $358.8 million, as shown below.

(in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$30,638	$34,537
Marketable securities	109,882	141,505
Investments	218,313	239,566
Total liquidity	$358,833	$415,608

As of June 30, 2024, contract receivables and contract receivables from related parties were $12.3 million, deferred revenue was $10.1 million, and total current liabilities were $22.9 million.

Second quarter and first half 2024 capital expenditures totaled $4.4 million and $8.5 million, respectively. This primarily represents investments in the company’s electrolyte production capabilities, including the build-out of a new electrolyte research and development lab.

Through the date of this release, the company has purchased 5.0 million shares of its common stock at an average purchase price of $1.64 per share, for a total amount of $8.4 million.

2024 Outlook

Solid Power remains committed to delivering on the following key objectives for 2024:

•	Expand electrolyte capabilities and available market through increased production and a robust sampling program,

•	Advance cell designs to A-2 Sample specifications,

•	Execute on key milestones and commitments to our joint development partners, and

•	Strengthen Korea presence and embed Solid Power into the Korean battery ecosystem.

The company continues to expect 2024 cash used in operations to be in the range of $60 million to $70 million and capital expenditures to be in the range of $40 million to $50 million. Included in these ranges is approximately $35 million in operational and capital investments the company deferred from 2023. Total 2024 cash investment is expected to be in the range of $100 million to $120 million.

While the company remains on track to achieve its goals for 2024, management has lowered its expectation for 2024 revenue to be in the range of $16 million to $20 million. The revised outlook is primarily due to slower than anticipated revenue recognition from the SK On agreements the company entered into earlier this year and, to a lesser extent, delays in forecasted electrolyte sales, rather than a decline in contracted business.

Webcast and Conference Call

Solid Power will host a conference call at 2:30 p.m. MT (4:30 p.m. ET) today, August 6, 2024. Participating on the call will be John Van Scoter, President and Chief Executive Officer, and Linda Heller, Chief Financial Officer.

Interested investors and other parties can listen to a webcast of the live conference call through Solid Power’s Investor Relations website at https://www.solidpowerbattery.com/investor-relations.

The conference call can also be accessed live over the phone by dialing +1-844-808-7138 (domestic) or +1-412-317-0536 (international).

A recording of the conference call will be available approximately three hours after the completion of the call at https://www.solidpowerbattery.com/investor-relations or by dialing +1-844-512-2921 (domestic), or +1-412-317-6671 (international). The pin number for the replay is 10187562. The replay will be available until 9:59 p.m. MT (11:59 p.m. ET) on August 20, 2024.

About Solid Power, Inc.

Solid Power is developing solid-state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward-Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2024, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, and plans and objectives of management. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and our ability to commercialize our technology in advance of competing technologies; (ii) rollout of our business plan and the timing of expected business milestones; (iii) risks relating to the non-exclusive nature of our original equipment manufacturer and other partner relationships and our ability to manage these business relationships; (iv) our ability to negotiate and execute commercial agreements with our partners on commercially reasonable terms; (v) our ability to protect and maintain our intellectual property, including in jurisdictions outside of the United States; (vi) broad market adoption of battery electric vehicles and other technologies where we are able to deploy our technology, if developed successfully; (vii) our success attracting and retaining our executive officers, key employees, and other qualified personnel; (viii) changes in applicable laws or regulations; (ix) risks relating to our information technology infrastructure and data security breaches; (x) risks relating to our status as a research and development stage company with a history of financial losses with an expectation of incurring significant expenses and continuing losses for the foreseeable future; (xi) our ability to secure government contracts and grants and the availability of government subsidies and economic incentives; (xii) delays in the construction and operation of additional facilities; and (xiii) risks relating to other economic, business, or competitive factors in the United States and other jurisdictions, including supply chain interruptions and changes in market conditions, and our ability to manage these risks and uncertainties. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” sections of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2023 and other documents filed by Solid Power from time to time with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contacts

investors@solidpowerbattery.com

press@solidpowerbattery.com

Source: Solid Power, Inc.

Solid Power, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and number of shares)

	June 30, 2024
	(Unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$30,638	$34,537
Marketable securities	109,882	141,505
Contract receivables	7,766	1,553
Contract receivables from related parties	4,581	—
Prepaid expenses and other current assets	7,959	5,523
Total current assets	160,826	183,118
Long-Term Assets
Property, plant and equipment, net	99,727	99,156
Right-of-use operating lease assets, net	6,852	7,154
Right-of-use finance lease assets, net	972	1,088
Investments	218,313	239,566
Intangible assets, net	1,912	1,650
Other assets	4,025	1,060
Total long-term assets	331,801	349,674
Total assets	$492,627	$532,792
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other accrued liabilities	7,285	6,455
Deferred revenue	10,075	1
Deferred revenue from related parties	—	828
Accrued compensation	4,559	7,590
Operating lease liabilities	668	626
Finance lease liabilities	362	379
Total current liabilities	22,949	15,879
Long-Term Liabilities
Warrant liabilities	4,025	4,227
Operating lease liabilities	7,649	7,996
Finance lease liabilities	381	552
Other liabilities	845	803
Total long-term liabilities	12,900	13,578
Total liabilities	35,849	29,457
Stockholders’ Equity
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 178,640,611 and 179,010,884 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	18	18
Additional paid-in capital	586,029	588,515
Accumulated deficit	(128,120)	(84,639)
Accumulated other comprehensive loss	(1,149)	(559)
Total stockholders’ equity	456,778	503,335
Total liabilities and stockholders’ equity	$492,627	$532,792

Solid Power, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except number of shares and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$5,075	$4,906	$11,028	$8,698
Operating Expenses
Direct costs	5,437	6,897	9,727	13,171
Research and development	18,526	14,508	37,400	26,156
Selling, general and administrative	8,049	5,673	16,619	12,862
Total operating expenses	32,012	27,078	63,746	52,189
Operating Loss	(26,937)	(22,172)	(52,718)	(43,491)
Nonoperating Income and Expense
Interest income	4,520	4,993	9,637	9,827
Change in fair value of warrant liabilities	703	4,987	202	2,325
Interest expense	(49)	(13)	(91)	(26)
Total nonoperating income and expense	5,174	9,967	9,748	12,126
Pretax Loss	$(21,763)	$(12,205)	$(42,970)	$(31,365)
Income tax expense	511	—	511	—
Net Loss Attributable to Common Stockholders	$(22,274)	$(12,205)	$(43,481)	$(31,365)
Other Comprehensive Income (Loss)	(11)	1,098	(590)	(213)
Comprehensive Loss Attributable to Common Stockholders	$(22,285)	$(11,107)	$(44,071)	$(31,578)
Basic and diluted loss per share	$(0.13)	$(0.07)	$(0.24)	$(0.18)
Weighted average shares outstanding – basic and diluted	177,588,035	178,063,573	179,186,027	177,502,037

Solid Power, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(43,481)	$(31,365)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	7,974	4,906
Amortization of right-of-use assets	417	372
Stock-based compensation expense	5,914	5,145
Change in fair value of warrant liabilities	(202)	(2,325)
Accretion of discounts on other long-term liabilities	24	—
Amortization of premiums and accretion of discounts on marketable securities	(4,540)	(5,518)
Change in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(6,213)	(1,232)
Contract receivables from related parties	(4,581)	(2,151)
Prepaid expenses and other assets	(2,287)	(188)
Accounts payable and other accrued liabilities	884	(297)
Deferred revenue	10,075	(32)
Deferred revenue from related parties	(828)	(4,000)
Accrued compensation	(3,030)	649
Operating lease liabilities	(305)	(268)
Net cash and cash equivalents used in operating activities	(40,179)	(36,304)
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(8,460)	(21,184)
Purchases of marketable securities and investments	(99,548)	(174,400)
Proceeds from sales of marketable securities and investments	156,135	210,329
Cash paid for note receivable to an independent contractor	(3,046)	—
Purchases of intangible assets	(270)	(259)
Net cash and cash equivalents provided by investing activities	44,811	14,486
Cash Flows from Financing Activities
Payments of debt	—	(7)
Proceeds from exercise of stock options	197	184
Proceeds from issuance of shares of common stock under the ESPP	238	214
Cash paid for withholding of employee taxes related to stock-based compensation	(479)	(111)
Repurchase of shares of common stock	(8,274)	—
Payments on finance lease liabilities	(213)	(146)
Net cash and cash equivalents provided by (used in) financing activities	(8,531)	134

Net decrease in cash and cash equivalents	(3,899)	(21,684)
Cash and cash equivalents at beginning of period	34,537	50,123
Cash and cash equivalents at end of period	30,638	28,439

Cash paid for interest	$91	$26
Accrued capital expenditures	$744	$3,591